™

             Monsanto Company
             800 North Lindbergh Blvd
             St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)
Analysts: Bryan Hurley (314-694-8148)

MONSANTO DELIVERS ON Q1 GUIDANCE, CONFIRMS FULL-YEAR EARNINGS PER
SHARE AND CASH FLOW TARGETS
Company Advances 11 Projects With Record-Breaking R&D Pipeline Update

ST. LOUIS, Jan. 6, 2010 – Monsanto Company (NYSE: MON) has delivered on its financial targets for the first quarter of 2010, which ended Nov. 30, 2009, and recommitted to its full-year guidance.  With its quarterly earnings results today the company also announced its annual research and development pipeline update, showcasing a record-breaking 11 phase advancements.

Early indicators of the seeds and traits business show the company on track to meet its 2010 financial commitments and with its operational plan through 2011 and 2012.

($ in millions)	First Quarter 2010	First Quarter 2009
Net Sales By Segment
Corn seed and traits	$569	$628
Soybean seed and traits	201	212
Vegetable seeds	173	157
Cotton seed and traits	59	47
All other crops seeds and traits	29	55
TOTAL Seeds and Genomics	$1,031	$1,099

Roundup and other glyphosate-based herbicides	$509	$1,359
All other agricultural productivity products	157	191
TOTAL Agricultural Productivity	$666	$1,550

TOTAL Net Sales	$1,697	$2,649

Gross Profit	$739	$1,550

Operating Expenses	$777	$802

Interest Expense (Income) – Net	$28	$(2)
Other (Income) Expense – Net	$(12)	$26

Net (Loss) Income Attributable to Monsanto Company	$(19)	$556

Diluted (Loss) Earnings per Share (See note 1.)	$(0.03)	$1.00
Items Affecting Comparability – EPS Impact
Restructuring charges	0.02	—
Income on discontinued operations	(0.01)	(0.02)
Diluted (Loss) Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$(0.02)	$0.98

Effective Tax Rate	56%	24%

-more-

	First Quarter 2010	First Quarter 2009
Comparison as a Percent of Net Sales:
Gross profit	44%	59%
Selling, general and administrative expenses (SG&A)	29%	21%
Research and development expenses (excluding acquired in-process R&D)	16%	10%
(Loss) income from continuing operations before income taxes	(3)%	27%
Net (loss) income	(1)%	21%

“Our first quarter is a small but important quarter as it sets the foundation for the year ahead, which we see as a critical year in propelling us to reach our 2011 and 2012 commitments,” said Hugh Grant, chairman, president and chief executive officer for Monsanto.  “We’ve delivered on our targets for the quarter and this year we are confident that we will achieve the milestones necessary to reach our financial commitment to our shareowners.  Today, we also take a closer look at our R&D pipeline and bring 11 new technologies that will deliver real value to farmers closer to the field.  With our selling season well underway and the demand we see for GenuityTM SmartStaxTM corn and GenuityTM Roundup Ready 2 Yield® soybeans, we believe it will only get better from here.  These winning products are the platform for many of the technologies in early phases in our pipeline, and we’re closer to demonstrating what those new technologies can do on the farm.”

Results of Operations
Net sales decreased $952 million, or 36 percent, in the three-month comparison primarily as a result of decreased sales of glyphosate-based herbicides, primarily in Brazil and Europe.  Gross profit percentage for the total company decreased 15 percentage points to 44 percent in the first quarter, largely driven by pricing adjustments for Roundup and other glyphosate-based herbicides.

Operating expenses decreased 3 percent, or $25 million, in the first quarter 2010 compared to the prior year. In the three-month comparison, selling, general and administrative (SG&A) expenses decreased 10 percent primarily because of lower spending for marketing, administrative functions and incentives.  R&D expenses increased 6 percent related to the increase in the company’s investment in its product pipeline as it manages more projects in advanced pipeline phases.  As a percent of net sales, SG&A expenses were 29 percent and R&D expenses increased to 16 percent.

Net income in the first quarter was a loss of $0.03 per share, compared with income of $1.00 per share in first quarter 2009.

Cash Flow
For the first quarter of fiscal 2010, net cash required by operating activities was $1.4 billion, compared to a source of $114 million in the first quarter last year.  Net cash required by investing activities for the first quarter of fiscal 2010 was $197 million, compared with a source of $10 million for the year-ago quarter.  Net cash provided by financing activities for the first quarter of 2010 was $113 million, compared to net cash required of $258 million for the prior year’s first quarter.

Free cash flow was a use of $1.6 billion for the first quarter of fiscal 2010, compared to a source of $124 million for the first quarter in fiscal 2009.  (For a reconciliation of free cash flow, see note 1.)  The reset of the Roundup business accounted for roughly 30 percent of this shift, and some working capital changes that altered the timing of cash flow in the quarter accounted for approximately half.  The working capital changes are primarily driven by a timing adjustment for payments from seed licenses, which traditionally had been collected in the first quarter and are now collected in the fourth quarter.  The remaining balance in fiscal 2009 came from the proceeds from the divestiture of the dairy business, which was $300 million.

Outlook

The company affirmed its previously announced cash flow guidance.  The company expects free cash flow for fiscal year 2010 will be in the range of $900 million to $1 billion, including the after-tax cash effect from a restructuring charge of approximately $250 million.  The company expects net cash provided by operating activities to be $2 billion to $2.2 billion, and net cash required by investing activities to be approximately $1.1 billion to $1.2 billion for fiscal year 2010.  (For a reconciliation of free cash flow, see note 1.)

The company confirmed full-year 2010 ongoing earnings per share (EPS) guidance is in the range of $3.10 to $3.30.  Full-year 2010 EPS guidance on an as-reported basis is in the range of $2.85 to $3.11.  (For a reconciliation of EPS, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales		Gross Profit
Seeds and Genomics	First Quarter 2010	First Quarter 2009	First Quarter 2010	First Quarter 2009
Corn seed and traits	$569	$628	$304	$403
Soybean seed and traits	201	212	139	145
Vegetable seeds	173	157	112	80
Cotton seed and traits	59	47	33	26
All other crops seeds and traits	29	55	9	24
TOTAL Seeds and Genomics	$1,031	$1,099	$597	$678

($ in millions)	Earnings (Loss) Before Interest & Taxes (EBIT)
Seeds and Genomics	First Quarter 2010	First Quarter 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$(57)	$65
Unusual Items Affecting EBIT: Restructuring	$(3)	None

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and biotechnology platforms.

Sales for Monsanto’s Seeds and Genomics segment in the first quarter of fiscal 2010 decreased 6 percent or $68 million compared to the same period last year.

Corn seed and traits net sales decreased 9 percent or $59 million due in large part to a decrease in planted acres in Brazil and Argentina as a result of drought, governmental policies and commodity prices.  With the second season still ahead in Brazil, there may be some rebound in total acres, but all-in planted acres are expected to be down for the year in both Brazil and Argentina.

This year marks the launch of Genuity SmartStax corn, which is expected to be on more than 4 million acres.  Given the early orders, the early-adopter uptake for Genuity SmartStax has been good and the company is on pace to meet the more than 4 million-acre target.

Overall, soybean gross profit is down 4 percent compared with last year, with relatively flat margins, due to a timing effect.  Delays in harvesting last year’s soybean crop have put the company’s seed shipments slightly behind, with this volume expected to shift into the second quarter.  The company previously increased its acre targets for Genuity Roundup Ready 2 Yield to 8 million to 10 million acres, and sales to date are on pace to meet that target.

The vegetable business performed well, with sales growing $16 million or 10 percent, driven in part by better product availability.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales		Gross Profit
Agricultural Productivity	First Quarter 2010	First Quarter 2009	First Quarter 2010	First Quarter 2009
Roundup and other glyphosate- based herbicides	$509	$1,359	$87	$804
All other agricultural productivity products	157	191	55	68
TOTAL Agricultural Productivity	$666	$1,550	$142	$872

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	First Quarter 2010	First Quarter 2009
EBIT (For a reconciliation of EBIT, see note 1.)	$34	$673
Unusual Items Affecting EBIT: EBIT from Discontinued Operations Restructuring	5 $(11)	$18 None

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Sales in the first quarter of fiscal 2010 for Monsanto’s Agricultural Productivity segment declined 57 percent or $884 million compared with the same period last year.  Addressing the global supply-demand imbalance, the company continues to execute on its plan by resetting branded prices to bring premiums more in line with historical norms, increasing overall volumes and optimizing its low-cost production advantage.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on these results, future expectations and an update of projects within the company’s R&D pipeline, including the record-breaking 11 phase advancements.  The call also may include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.”  Visitors may need to download Windows Media Player™ prior to listening to the webcast.  Following the live broadcast, a replay of the webcast will be available on the Monsanto Web site for three weeks.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy.  To learn more about our business and our commitments, please visit:  www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on Facebook® at www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K Report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Genuity, YieldGard, Roundup, Roundup Ready 2 Yield and SmartStax are trademarks of Monsanto Company and its wholly-owned subsidiaries.

References to Roundup herbicides in this release mean Roundup-branded herbicides, excluding lawn-and-garden herbicide products.

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Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Nov. 30,
	2009	2008
Net Sales	$1,697	$2,649
Cost of Goods Sold	958	1,099
Gross Profit	739	1,550
Operating Expenses:
Selling, General and Administrative Expenses	496	550
Research and Development Expenses	267	252
Restructuring Charges, Net	14	—
Total Operating Expenses	777	802
(Loss) Income From Operations	(38)	748
Interest Expense	39	23
Interest Income	(11)	(25)
Other (Income) Expense, Net	(12)	26
(Loss) Income from Continuing Operations Before Income Taxes	(54)	724
Income Tax (Benefit) Provision	(30)	176
(Loss) Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$(24)	$548
Discontinued Operations:
Income from Operations of Discontinued Businesses	5	18
Income Tax Provision	—	8
Income on Discontinued Operations	5	10
Net (Loss) Income	$(19)	$558
Less: Net Income Attributable to Noncontrolling Interest	—	2
Net (Loss) Income Attributable to Monsanto Company	$(19)	$556
EBIT (see note 1)	$(23)	$738
Basic Earnings (Loss) per Share:
(Loss) Income from Continuing Operations	$(0.04)	$0.99
Income on Discontinued Operations	0.01	0.02
Net (Loss) Income	$(0.03)	$1.01

Diluted Earnings (Loss) per Share:
(Loss) Income from Continuing Operations	$(0.04)	$0.98
Income on Discontinued Operations	0.01	0.02
Net (Loss) Income	$(0.03)	$1.00

Weighted Average Shares Outstanding:
Basic	545.6	548.8
Diluted	545.6	557.6

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Nov. 30, 2009	As of Aug. 31, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$471	$1,956
Trade Receivables, Net	2,012	1,556
Miscellaneous Receivables	716	654
Deferred Tax Assets	574	662
Inventory, Net	3,560	2,934
Other Current Assets	98	121
Total Current Assets	7,431	7,883

Property, Plant and Equipment, Net	3,720	3,609
Goodwill	3,272	3,218
Other Intangible Assets, Net	1,370	1,371
Noncurrent Deferred Tax Assets	804	743
Long-Term Receivables, Net	488	557
Other Assets	521	496
Total Assets	$17,606	$17,877

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$281	$79
Accounts Payable	765	676
Income Taxes Payable	52	79
Accrued Compensation and Benefits	223	263
Accrued Marketing Programs	367	934
Deferred Revenues	368	219
Grower Production Accruals	386	139
Dividends Payable	—	145
Customer Payable	—	307
Restructuring Reserves	221	286
Miscellaneous Short-Term Accruals	691	629
Total Current Liabilities	3,354	3,756

Long-Term Debt	1,724	1,724
Postretirement Liabilities	729	793
Long-Term Deferred Revenue	466	488
Noncurrent Deferred Tax Liabilities	159	153
Long-Term Portion of Environmental and Litigation Reserves	203	197
Other Liabilities	628	641
Monsanto Shareowners’ Equity	10,286	10,056
Noncontrolling Interest	57	69
Total Shareowners’ Equity	10,343	10,125
Total Liabilities and Shareowners’ Equity	$17,606	$17,877

Debt to Capital Ratio:	16%	15%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Three Months Ended Nov. 30,
	2009	2008
Operating Activities:
Net (Loss) Income	$(19)	$558
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization	144	135
Bad-Debt Expense	14	36
Stock-Based Compensation Expense	24	26
Excess Tax Benefits from Stock-Based Compensation	(13)	(5)
Deferred Income Taxes	(58)	52
Restructuring Charges, Net	14	—
Equity Affiliate Income, Net	(14)	(6)
Net Gain on Sales of a Business or Other Assets	(1)	(6)
Other Items	2	5
Changes in Assets and Liabilities That Provided (Required) Cash, Net of Acquisitions:
Trade Receivables, Net	(343)	165
Inventory, Net	(539)	(832)
Deferred Revenues	126	(238)
Accounts Payable and Other Accrued Liabilities	(573)	195
Restructuring Cash Payments	(79)	—
Pension Contributions	(78)	(15)
Net Investment Hedge Settlement	(4)	18
Other Items	(17)	26
Net Cash (Required) Provided by Operating Activities	(1,414)	114

Cash Flows (Required) Provided by Investing Activities:
Capital Expenditures	(192)	(264)
Acquisitions of Businesses, Net of Cash Acquired	(20)	(2)
Purchases of Long-Term Equity Securities	(2)	(7)
Technology and Other Investments	(9)	(18)
Proceeds From Divestiture of a Business	—	300
Other Investments and Property Disposal Proceeds	26	1
Net Cash (Required) Provided by Investing Activities	(197)	10

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	299	(90)
Short-Term Debt Proceeds	25	31
Short-Term Debt Reductions	(29)	—
Long-Term Debt Reductions	(1)	(4)
Payments on Other Financing	(1)	—
Treasury Stock Purchases	(64)	(75)
Stock Option Exercises	16	7
Excess Tax Benefits from Stock-Based Compensation	13	5
Dividend Payments	(145)	(132)
Net Cash Provided (Required) by Financing Activities	113	(258)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	13	(137)
Net Decrease in Cash and Cash Equivalents	(1,485)	(271)
Cash and Cash Equivalents at Beginning of Period	1,956	1,613
Cash and Cash Equivalents at End of Period	$471	$1,342

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended Nov. 30,
	2009	2008
EBIT – Seeds and Genomics Segment	$(57)	$65
EBIT – Agricultural Productivity Segment	34	673
EBIT– Total	(23)	738
Interest Expense (Income), Net	28	(2)
Income Tax (Benefit) Provision(A)	(32)	184
Net (Loss) Income Attributable to Monsanto Company	$(19)	$556

(A)	Includes the income tax benefit from continuing operations, the income tax provision (benefit) on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2010 Guidance	Three months ended Nov. 30, 2009
Diluted (Loss) Earnings per Share	$2.85-$3.11	$(0.03)
Restructuring Charges	$0.19-$0.25	$0.02
Income on Discontinued Operations	—	$(0.01)
Diluted (Loss) Earnings per Share from Ongoing Business	$3.10-$3.30	$(0.02)

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2010 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2010 Guidance	Three Months Ended Nov. 30,
		2009 2008
Net Cash (Required) Provided by Operating Activities	$2,000-2,200	$(1,414)	$114
Net Cash (Required) Provided by Investing Activities	(1,100)-(1,200)	(197)	10
Free Cash Flow	$900-1,000	(1,611)	124
Net Cash Provided (Required) by Financing Activities	N/A	113	(258)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	13	(137)
Net Decrease in Cash and Cash Equivalents	N/A	(1,485)	(271)
Cash and Cash Equivalents at Beginning of Period	N/A	1,956	1,613
Cash and Cash Equivalents at End of Period	N/A	$471	$1,342